EXHIBIT 99.1
Contact:  Public Relations
          PrimeSource Healthcare, Inc.
          520-512-1100
          ir@pshc.com



FOR IMMEDIATE RELEASE

     THREE FORMER OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS RESIGN FROM
                             PRIMESOURCE HEALTHCARE
                BRAD WALKER NAMED AS CHIEF RESTRUCTURING OFFICER


          TUCSON, AZ - December 7, 2001 - PrimeSource Healthcare, Inc. today announced the resignations as officers and directors of James L. Hersma, the Company's former Chief Executive Officer and former director, Michael K. Bayley, the Company's former Chief Financial Officer, Executive Vice President, Clerk and former director, and John F. Rooney, the Company's former Executive Vice President, Corporate Development and former Chairman of the Board.

          The Company today also announced that it has named Mr. Brad Walker as its chief restructuring officer. Mr. Walker will report directly to the Company's Board of Directors and all other officers of the Company will report directly to him.

          PrimeSource Healthcare, Inc. is a leading distributor and manufacturer of specialty surgical, and critical care products in the United States. The Company's surgical and critical care sales and marketing organizations distribute advanced technologies and products that require clinically intensive service and support to more than 3,000 hospitals and surgery centers nationwide. Its Luxtec illumination division manufactures surgical vision systems used by 60,000 surgeons and healthcare providers worldwide. For information contact Public Relations, PrimeSource Healthcare, Inc., 3700 E. Columbia Street, Tucson, AZ, 85714, telephone: 520-512-1100, or the PrimeSource website: www.pshc.com.


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